Exhibit 99

Wild Well Control, Inc. Mobilizes Personnel To Cap Wells In Iraq

 HARVEY, La.--(BUSINESS WIRE)--March 26, 2003--Wild Well Control, Inc., a subsidiary of Superior Energy Services, Inc. (NYSE: SPN), has been subcontracted by KBR (Kellogg Brown & Root) and Halliburton's Energy Services Group to provide firefighting and well control services for wells damaged in Iraq.

Wild Well Control has mobilized well control specialists to the region to stand by for immediate deployment into Iraq to begin work once the oil fields have been secured. Specialized firefighting and well control equipment has already been transported to the region for use by the well control specialists. The well control specialists will conduct an assessment of the damaged wells and work with others to regain control of the damaged wells in the most safe and efficient manner.

Wild Well Control is the world's leading supplier of firefighting, well control and related engineering services. Based in Spring, Texas, Wild Well Control's twenty (20) well control specialists and eight (8) well control engineers respond to well control emergencies around the world each day - onshore and offshore.

Following the Gulf War in 1991, Wild Well Control was one of three U.S. based well control companies initially contracted by Kuwait Oil Company to assist in regaining control of its oil wells. Upon conclusion of the war, Wild Well Control immediately dispatched three teams of well control specialists to Kuwait. During the course of this eight month project, Wild Well Control's teams safely capped over 130 wells.

Superior Energy Services, Inc. provides a broad range of specialized oilfield services and equipment primarily to major and independent oil and gas companies engaged in the exploration, production and development of oil and natural gas properties offshore in the Gulf of Mexico and throughout the Gulf Coast region. These services and equipment include the rental of liftboats, rental of specialized oilfield equipment, electric and mechanical wireline services, well plug and abandonment services, coiled tubing services and engineering services. Additional services provided include contract operating and supplemental labor, offshore construction and maintenance services, offshore and dockside environmental cleaning services, the manufacture and sale of drilling instrumentation and the manufacture and sale of oil spill containment equipment.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 which involve known and unknown risks, uncertainties and other factors. Among the factors that could cause actual results to differ materially are: volatility of the oil and gas industry, including the level of exploration, production and development activity; risks associated with the Company's rapid growth; changes in competitive factors and other material factors that are described from time to time in the Company's filings with the Securities and Exchange Commission. Actual events, circumstances, effects and results may be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. Consequently, the forward-looking statements contained herein should not be regarded as representations by Superior or any other person that the projected outcomes can or will be achieved.

Contact:

Superior Energy Services Inc.
Investor Relations:
Greg Rosenstein, 504/362-4321
or
Wild Well Marketing
Bill Mahler, 281/353-5481